UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3 to Form 8-A originally filed on June 23, 2006)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Imation Corp.

(Exact name of registrant as specified in its charter)

Delaware	41-1838504
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Imation Way, Oakdale, Minnesota	55128
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on June 23, 2006, File No. 001-14310, as amended on Form 8-A/As filed with the Securities and Exchange Commission on August 1, 2007 and November 12, 2010.

Item 1. Description of Securities to be Registered

Item 1 of the Form 8-A dated June 21, 2006, as amended on August 1, 2007 and November 12, 2010 (the “Form 8-A”), filed by Imation Corp., a Delaware corporation (the “Company”), is hereby amended by the following:

Effective as of February 11, 2013, the Company amended the Rights Agreement dated as of June 21, 2006, between the Company and Wells Fargo National Association, as Rights Agent, as amended (the “Rights Agreement”). The Third Amendment to Rights Agreement (the “Amendment”) was adopted by the Company’s Board of Directors on February 8, 2013, and executed on February 11, 2013.

The Amendment changes the “final expiration date” in Section 7(a) of the Rights Agreement from July 1, 2016 to February 11, 2013, effectively terminating the Rights Agreement.

A copy of the Amendment has been attached as Exhibit 4.5 hereto and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

Item 2. Exhibits

Item 2 is hereby amended by adding the following exhibit attached hereto:

4.5	Third Amendment to Rights Agreement, dated as of February 11, 2013.

SIGNATURE

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 13, 2013

IMATION CORP.

By:	/s/ Paul R. Zeller
	Name:	Paul R. Zeller
	Title:	Senior Vice President and Chief Financial Officer